Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MILACRON HOLDINGS CORP.

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is Milacron Holdings Corp.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

The total number of shares of stock that the Corporation shall have authority to issue is 100,000 shares of Common Stock having the par value of $0.01 per share.

ARTICLE V

The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. Except as otherwise provided by the DGCL or this Amended and Restated Certificate of Incorporation, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

B. The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

C. The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

D. In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

ARTICLE VI

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

ARTICLE VII

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE VIII

Reference is made to that certain Agreement and Plan of Merger, by and among Bengal Delaware Holding Corporation (as the “Merger Subsidiary” thereunder), the Corporation and Hillenbrand, Inc. (as the “Parent” thereunder), dated as of July 12, 2019 (the “Merger Agreement”), setting forth, among other things, the terms and conditions of the merger at the effective time (the “Effective Time”) of Merger Subsidiary with and into the Corporation, with the Corporation continuing as the surviving corporation of the merger as a direct or indirect wholly-owned subsidiary of the Parent.

A. Limited Liability of Directors. To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, no director of the Corporation shall have any personal liability to the Corporation or any of its stockholders for monetary damages for any breach of fiduciary duty as a director. If the DGCL is amended hereafter to permit the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any alteration, amendment, addition to or repeal of this Section A of Article VIII, or adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Section A of Article VIII, shall not adversely affect any right or protection of a director of the Corporation existing at the time of such alteration, amendment, addition to, repeal or adoption with respect to acts or omissions occurring prior to such alteration, amendment, addition to, repeal or adoption.

B. Mandatory Indemnification and Advancement of Expenses. The Corporation shall indemnify and provide advancement to any Indemnitee (as defined below) to the fullest extent permitted by law as such law may be amended from time to time, with respect to acts or omissions of such Indemnitee occurring at or prior to the Effective Time. In furtherance of the foregoing indemnification and advancement obligations for acts or omissions occurring at or prior to the Effective Time, and without limiting the generality thereof:

i. Proceedings Other Than Proceedings by or in the Right of the Corporation. Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in Section B of Article VIII, if, by reason of his or her Corporate Status (as defined below) as of the Effective Time, such Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding (as defined below) for acts or omissions of such Indemnitee occurring at or prior to the Effective Time, other than a Proceeding by or in the right of the Corporation that was initiated with the approval of the Corporation’s Board of Directors (an “Excluded Proceeding”). Pursuant to this Section B(i) of Article VIII, any Indemnitee shall be indemnified against all Expenses (as defined below), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her, or on his or her behalf, in connection with such Proceeding (for clarification, that is not an Excluded Proceeding) or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any such Proceeding that is a criminal proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of such Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that Indemnitee’s conduct was unlawful.

ii. Proceedings by or in the Right of the Corporation. Any Indemnitee shall be entitled to the rights of indemnification and advancement provided in Section B of Article VIII, if, by reason of his or her Corporate Status as of the Effective Time, such Indemnitee is, or is threatened to be made, a party to or participant in any Proceeding for acts or omissions of such Indemnitee occurring at or prior to the Effective Time brought by or in the right of the Corporation. Pursuant to this Section B(ii) of Article VIII, any Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by Indemnitee, or on Indemnitee’s behalf, in connection with such Proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation; provided, however, if applicable law so provides, no indemnification against such Expenses shall be made in respect of any claim, issue or matter in such Proceeding as to which Indemnitee shall have been finally adjudged to be liable to the Corporation unless and to the extent that the Court of Chancery of the State of Delaware or the court in which such Proceeding was brought shall determine that such indemnification may be made.

iii. Indemnification for Expenses of a Party Who is Wholly or Partly Successful. Notwithstanding any other provision of this Article VIII, to the extent that any Indemnitee is, by reason of his or her Corporate Status as of the Effective Time, a party to and is successful, on the merits or otherwise, in any Proceeding for acts or omissions of such Indemnitee occurring at or prior to the Effective Time, he or she shall be indemnified to the maximum extent permitted by law, as such law may be amended from time to time, against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If such Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the

Corporation shall indemnify Indemnitee against all Expenses actually and reasonably incurred by him or her or on his or her behalf in connection with each successfully resolved claim, issue or matter. For purposes of Section B of Article VIII, and without limitation, the termination of any claim, issue or matter in such Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter.

iv. Sponsor/AIMCo Investor Directors. The Corporation hereby acknowledges, as of the Effective Time, that the former directors that are or were partners or employees of CCMP Capital Investors II, L.P., a Delaware limited partnership and CCMP Capital Investors (Cayman) II, L.P., a Cayman Islands exempted limited partnership (collectively, the “Sponsor”) (such directors, “Sponsor Directors”) or the PE12GVPE (Talon) Ltd. and PE12PXPE (Talon) Ltd. (collectively, the “AIMCo Investor”) have certain rights to indemnification, advancement of expenses and/or insurance provided by the Sponsor and certain affiliates or the AIMCo Investor that, directly or indirectly, (a) are controlled by, (b) control or (c) are under common control with, the Sponsor (collectively, the “Fund Indemnitors”) or the AIMCo Investor. The Corporation hereby agrees, as of the Effective Time, with respect to acts or omissions of such director(s) occurring at or prior to the Effective Time, (x) that it is the indemnitor of first resort (i.e., its obligations to the Sponsor Directors or the AIMCo Investor are primary and any obligation of the Fund Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Sponsor Directors or the AIMCo Investor are secondary), (y) that it shall be required to advance the full amount of expenses incurred by the Sponsor Directors or the AIMCo Investor and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this paragraph and the By-Laws of the Corporation (or any other agreement between the Corporation and the Sponsor Directors or the AIMCo Investor) in each case in effect as of the Effective Time, without regard to any rights the Sponsor Directors or the AIMCo Investor may have against the Fund Indemnitors, and (z) that it irrevocably waives, relinquishes and releases the Fund Indemnitors from any and all claims against the Fund Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Fund Indemnitors on behalf of the Sponsor Directors or the AIMCo Investor with respect to any claim for which such Sponsor Directors or the AIMCo Investor has sought indemnification from the Corporation shall affect the foregoing and the Fund Indemnitors shall have a right of contribution and/or to be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Sponsor Directors or the AIMCo Investor against the Corporation. The Corporation and the Sponsor Directors and the AIMCo Investor agree that the Fund Indemnitors are express third party beneficiaries of the terms of this paragraph.

C. Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and advancement of expenses to employees and agents of the Corporation.

D. Advancement of Expenses. Notwithstanding any other provision of this Article VIII, the Corporation shall advance all Expenses incurred by or on behalf of any Indemnitee in connection with any Proceeding for acts or omissions of such Indemnitee occurring at or prior to the Effective Time by reason of Indemnitee’s Corporate Status as of the Effective Time within thirty (30) days after the receipt by the Corporation of a statement or statements from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding, and regardless of such Indemnitee’s ability to repay any such amounts in the event of an ultimate determination that Indemnitee is not entitled thereto. Such statement or statements shall reasonably evidence the Expenses incurred by Indemnitee and shall include or be preceded or accompanied by a written undertaking by or on behalf of Indemnitee to repay any Expenses advanced if it shall ultimately be determined that Indemnitee is not entitled to be indemnified against such Expenses. Any advances and undertakings to repay pursuant to this Section D of Article VIII, shall be unsecured and interest free.

E. Non-Exclusivity. The rights to indemnification and to the advance of expenses conferred in this Article VIII shall not be exclusive of any other right which any person may have under applicable law, this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any agreement, vote of stockholders, resolution of directors or otherwise, in each case as and to the extent such rights exist at the Effective Time. The assertion or employment of any right or remedy in this Article VIII, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

F. Insurance. The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her or on his or her behalf in such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability.

G. Exception to Rights of Indemnification and Advancement. Notwithstanding any provision in this Article VIII, the Corporation shall not be obligated by this Article VIII to make any indemnity or advancement in connection with any claim made against an Indemnitee:

i. Subject to Section B(iii) of Article VIII for which payment has actually been made to or on behalf of such Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

ii. for an accounting of profits made from the purchase and sale (or sale and purchase) by such Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or similar provisions of state statutory law or common law;

iii. for reimbursement to the Corporation of any bonus or other incentive-based or equity based compensation or of any profits realized by Indemnitee from the sale of securities of the Corporation in each case as required under the Exchange Act; or

iv. in connection with any Proceeding (or any part of any Proceeding) initiated by such Indemnitee, including any Proceeding (or any part of any Proceeding) initiated by such Indemnitee against the Corporation or its directors, officers, employees or other indemnitees, unless (i) the Corporation has joined in or prior to its initiation the Board of Directors authorized such Proceeding (or any part of such Proceeding), (ii) the Corporation provides the indemnification or advancement, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, or (iii) the Proceeding is one to enforce such Indemnitee’s rights under this Article VIII or under the By-Laws of the Corporation or any other rights to which Indemnitee may at any time be entitled under applicable law or agreement, in each case as and to the extent such rights exist at the Effective Time.

H. Definitions. For purposes of this Article VIII:

i. “Corporate Status” describes the status of an individual who is (at the Effective Time) or was (prior to the Effective Time) a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of the Corporation or of any other Enterprise that such individual is or was serving at the request of the Corporation.

ii. “Enterprise” shall mean the Corporation and any other corporation, constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger to which the Corporation (or any of their wholly owned subsidiaries) is a party, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is (at the Effective Time) or was (prior to the Effective Time) serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent;

iii. “Expenses” shall include all direct and indirect costs, fees and expenses of any type or nature whatsoever, including, without limitation, all attorneys’ fees and costs, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, fees of private investigators and professional advisors, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, fax transmission charges, secretarial services, any federal, state, local or foreign taxes imposed on Indemnitee as a result of the actual or deemed receipt of any payments under Article VIII, ERISA excise taxes and penalties, and all other disbursements, obligations or expenses in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, settlement or appeal of, or otherwise participating in, a Proceeding for acts or omissions of an Indemnitee occurring at or prior to the Effective Time, including, without limitation, reasonable compensation for time spent by the Indemnitee for which he or she is not otherwise compensated by any third party. Expenses also shall include Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the principal, premium, security for, and other costs relating to any cost bond, supersede as bond, or other appeal bond or its equivalent. Expenses, however, shall not include amounts paid in settlement by Indemnitee or the amount of judgments or fines against Indemnitee;

iv. “Indemnitee” means any current (as of the Effective Time) or former (prior to the Effective Time) director or officer of the Corporation; and

v. “Proceeding” shall include any threatened, pending or completed action, suit, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of the Corporation or otherwise and whether of a civil (including intentional or unintentional tort claims), criminal, administrative or investigative (formal or informal) nature, including appeal therefrom, in which Indemnitee was, is, will or might be involved as a party, potential party, non-party witness or otherwise by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Corporation, by reason of any action (or failure to act) taken by him or of any action (or failure to act) on his part while acting as a director, officer, employee or agent of the Corporation, or by reason of the fact that Indemnitee is or was serving at the request of the Corporation as a director, officer, trustee, general partner, managing member, fiduciary, employee or agent of any other Enterprise, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses can be provided under this Article VIII. If the Indemnitee believes in good faith that a given situation may lead to or culminate in the institution of a Proceeding, this shall be considered a Proceeding under this definition.

I. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section D of Article VIII, and notwithstanding the absence of any determination thereunder, any Indemnitee may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section D of Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of Indemnitee is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section B(i) or B(ii) of Article VIII, as the case may be, and in each case for acts or omissions occurring at or prior to the Effective Time. The absence of any determination thereunder shall not be a defense to such application or create a presumption that Indemnitee has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section I of Article VIII shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, Indemnitee shall also be entitled to be paid the Expenses of prosecuting such application.

J. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

K. Amendment of Article VIII. No alteration, amendment, addition to or repeal of this Article VIII after the Effective Time, nor the adoption of any provision after the Effective Time of this Amended and Restated Certificate of Incorporation inconsistent with this Article VIII, shall adversely affect any rights to indemnification and to the advancement of expenses of a director or officer (or, as authorized by the Corporation’s Board of Directors pursuant to Section C of Article VIII, of an employee or agent) of the Corporation existing at the Effective Time with respect to any acts or omissions occurring at or prior to the Effective Time.

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